Exhibit 99.1




                       EMC COMPLETES ACQUISITION OF VMware

Hopkinton, Mass., January 9, 2004 - EMC Corporation (NYSE:EMC), the world leader in information storage and management, today announced it has completed the acquisition of Palo Alto-based VMware, Inc., a rapidly growing, privately held software company specializing in Intel-based virtual computing software. Under the terms of the definitive agreement announced on December 15, 2003, EMC acquired VMware in a cash transaction with a final value of approximately $625 million.

         VMware will play a key role in EMC's strategy to help customers lower their costs and simplify their operations by deploying virtualization technologies across their heterogeneous IT infrastructure to create a single pool of available storage and computing resources. VMware's leadership in server virtualization, together with EMC's innovation in storage virtualization, will serve as a strong foundation for next-generation information lifecycle management solutions.

         EMC will operate VMware as a separate software subsidiary of EMC, headquartered in Palo Alto, California, and led by Diane Greene, VMware's former President and CEO. The VMware name, brand and products will all be maintained, and VMware employees will remain focused on developing, selling and servicing VMware's products and solutions.


About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC's products and services can be found at www.EMC.com.

About VMware

VMware, an EMC company, is the global leader in virtual infrastructure software for Intel-based systems. The world's largest companies use VMware solutions to simplify their IT, fully leverage their existing computing investments and respond faster to changing business demands. VMware is based in Palo Alto, California, and conducts business in more than 100 countries worldwide. For more information, visit www.vmware.com.

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This release contains "forward-looking statements" as defined under the Federal
Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of integration, restructuring and achieving anticipated synergies associated with the acquisition of Documentum, LEGATO Software and the recently completed acquisition of VMware, Inc.; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such-forward looking statements after the date of this release.